Exhibit 5.1

Simpson Thacher & Bartlett llp
2475 hanover street palo alto, ca 94304
telephone: +1-650-251-5000 facsimile: +1-650-251-5002

Direct Dial Number	E-mail Address

May 6, 2022

Allakos Inc.

825 Industrial Road, Suite 500

San Carlos, California 94070

Ladies and Gentlemen:

We have acted as counsel to Allakos Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to shares of common stock, $0.001 par value per share (“Common Stock”), of the Company. The Registration Statement relates to shares of Common Stock that may be issued and sold or delivered from time to time for an aggregate initial offering price not to exceed $250,000,000 (the “Securities”).

We have examined the Registration Statement and the Amended and Restated Certificate of Incorporation of the Company. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

BEIJING	Brussels	HONG KONG	Houston	LONDON	Los Angeles	New York	SÃO PAULO	TOKYO	Washington, D.C.

Simpson Thacher & Bartlett llp

-2-	May 6, 2022

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that, with respect to the issuance of any shares of Common Stock, the amount of valid consideration paid in respect of such shares will equal or exceed the par value of such shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, with respect to the Securities, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of the Securities and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument then binding on the Company and (b) due issuance and delivery of the Securities, upon payment therefor in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the board of directors of the Company and otherwise in accordance with the Amended and Restated Certificate of Incorporation of the Company and the Delaware General Corporation Law, the Securities will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that upon the issuance of any of the Securities, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Certificate of Incorporation.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

Simpson Thacher & Bartlett llp

-3-	May 6, 2022

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP